EXHIBIT 99.1
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     (d)   In the event of the dissolution of the Partnership for any reason, the Partners shall have the option, upon the consent of all of them (other than any General Partner which may have become bankrupt, dissolved, terminated or withdrawn from the partnership and other than any Limited Partner which may have died or withdrawn from the Partnership or become bankrupt, dissolved or incompetent), to form a new partnership, on such terms and conditions as may be agreed upon, for the purpose of acquiring the Partnership Property and continuing the Partnership business. Unless the Partners so agree, the Partnership shall be liquidated and shall immediately commence to wind up its affairs. The Partners shall continue to share profits or losses during the period of liquidation in the same proportions as before dissolution. Subject to section 8(c) hereof, the Corporate General Partner in its sole discretion shall determine whether to sell any Partnership Property, including but not limited to real property, and if so, whether at a public or private sale, for what price and at what terms. If the Corporate General Partner determines to sell or otherwise dispose of any property or any interest therein, the Corporate General Partner shall not be required to do so promptly but shall have full right and discretion to determine the time and manner of such sales or sales having due regard to the activity and condition of the relevant market and general financial and economic conditions. After all such sales (if any), the Corporate General Partner shall pay all debts and liabilities of the Partnership, including all costs of dissolution and winding up, and then shall distribute the proceeds of such sales, together with all cash and other property then owned by the Partnership as follows:

     (i) The Corporate General Partner may set up any reserve it deems necessary for any contingent liabilities or obligations of the Partnership to Persons other than Partners arising out of or in connection with the Partnership. Such reserves will be paid over by the Corporate General Partner to a bank or trust company to act as escrow agent or to a reputable Person selected by the Corporate General Partner. Any such escrow agent will hold such reserves for payment of any of the aforementioned contingencies and, at the expiration of such period as the Corporate General Partner will designate, distribute the balance thereafter remaining in the manner provided in clause (ii) of this Section 13(d).

     (ii) Thereafter, in accordance with the provisions of Section 11(b) of this Agreement.

     (e) Each Limited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his Capital Contribution thereto and share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against any General Partner or any Limited Partner. Upon dissolution and termination of the Partnership, the General Partner shall contribute to the Partnership an aggregate amount equal to (and except as provided in Section 9(b) shall not be obligated to contribute more than) the amount which is determined to be the smaller of (i) the deficit balance in their Capital Accounts at such termination or (ii) the excess of 1.01% of the Capital Contributions made by the Limited Partners over the aggregate Capital Contributions made by the General Partners under Section 6(b) hereof. Such capital contribution under (i) or (ii) is to be made .01% by the Corporate General Partner and 99.99% by the Associate General Partner. No Limited Partner shall have any right to demand or receive property other than cash at any time, including upon dissolution and termination of the Partnership.

     (f) Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership will terminate and the Corporate General Partner will have the authority to execute and record a Certificate of Cancellation of the Partnership as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

14.  ASSIGNMENT OF LIMITED PARTNERS' INTERESTS IN THE PARTNERSHIP

     (a) No Limited Partner shall assign, transfer, encumber or otherwise dispose of all or any part of his Interest otherwise than in accordance with the provisions of this Section 14, and any such purported assignment, transfer, encumbrance or other disposition which is not authorized by this Section 14 shall not be effective for any purpose.

     (b) Subject to the provisions of Sections 14(e) and 14(f)hereof, any Limited Partner at any time and from time to time shall have the right to assign, transfer, encumber or otherwise dispose of all or any part of his Interest to, or in trust for the benefit of, any Person, but no such assignee shall be or become a substituted Limited Partner except in accordance with Sections 14(c) and 14(d) hereof. Any Limited Partner so assigning all or part of his Interest is hereinafter called the "Assigning Limited Partner".

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     (c)   The Corporate General Partner may (but need not), in its sole discretion, consent to the appointment of an assignee of transferee (whether such assignee or transferee has acquired his interest in the Partnership by virtue of a voluntary assignment pursuant to Section 14(b) hereof, an involuntary transfer or a transfer by operation of law) of an Interest (or a part thereof) of a Limited Partner as a substituted Limited Partner in the Partnership entitled to all the rights and benefits of the Assigning Limited Partner under this Agreement; but no such assignee or transferee shall be or become a Limited Partner unless and until such assignee or transferee satisfies all conditions of this Section 14 and unless and until the Corporate General Partner in writing designates and appoints such person as a substituted Limited Partner. Notwithstanding the time at which such conditions shall have been satisfied, any assignee of an Interest (or a part thereof) shall be recognized as a holder of Interests as of the first day of the fiscal quarter next succeeding the fiscal quarter in which such assignment occurs. The Partners hereby consent and agree to such designation and appointment of a substituted Limited Partner by the Corporate General Partner, and agree that the Corporate General Partner may, on behalf of each Partner and on behalf of the Partnership, cause the Certificate of Limited Partnership of this Partnership to be appropriately amended.

     (d) Each substituted Limited Partner, as a condition to his admission as a Limited Partner, shall execute and acknowledge (including swearing to) such instruments (including, without limitation, the power of attorney required by Section 16 hereof), in form and substance satisfactory to the Corporate General Partner, as the Corporate General Partner shall reasonably deem necessary or desirable to effectuate such admission and to confirm the agreement of the substituted Limited Partner to be bound by all the terms and provisions of this Agreement with respect to the Interest (or portion thereof) acquired. All reasonable expenses, including attorneys' fees, incurred by the Partnership in connection with the transfer and substitution shall be paid by such substituted Limited Partner.

     (e) Anything in this Section 14 or elsewhere in this Agreement to the contrary notwithstanding, no assignment, transfer, encumbrance or other disposition to a minor or incompetent of all or any part of any Limited Partner's Interest in the Partnership shall be made or shall be effective, and further, no assignment, transfer, encumbrance, or other disposition of all or any part of any Limited Partner's Interest shall be made or shall be effective if such assignment, transfer, encumbrance or other disposition would (in the opinion of the Partnership's legal counsel, which shall be conclusive for this purpose) result in the termination of the Partnership for purposes of the then applicable provisions of the United States Internal Revenue Code.

     (f) Anything in this Section 14 or elsewhere in this Agreement to the contrary notwithstanding, no assignment, transfer, encumbrance or other disposition of all or any part of any Limited Partner's Interest in the Partnership shall be made or shall be effective unless (i) prior to the consummation thereof, all assignees and transferees with respect thereto shall have made to the Partnership in writing all of the representations set out in Sections 12(a), 12(b) and 12(c) of this Agreement, (ii) the General Partners' grant their consent (which may be withheld in their sole discretion) to such assignment, transfer, encumbrance or other disposition and (iii) if required in the discretion of the General Partners, the Partnership is provided with an opinion of its legal counsel, or other legal counsel satisfactory to the Partnership's counsel, stating that such assignment, transfer, encumbrance or other disposition is exempt from the Securities Act of 1933 and is permissible under all other applicable Federal and state securities laws without registration or qualification of any security or any Person.

     (g) Each Assigning Limited Partner, substituted Limited Partner and each assignee of any Interest (or portion thereof) shall indemnify and hold harmless the Partnership, every General Partner, every partner, officer, director, employee or Affiliate of a General Partner and every other Limited Partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any actual or alleged misrepresentation, misstatement of facts or omission to state facts made (or omitted to be made) by such Assigning Limited Partner, substituted Limited Partner or assignee of an Interest (or portion thereof) in connection with any assignment, transfer, encumbrance or other disposition of all or any part of any Interest in the Partnership, against expenses for which the Partnership or such other Person has not otherwise been reimbursed (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by it or him in connection with such action, suit or proceeding; provided, however, that the foregoing indemnification shall not be valid as to any Partner who supplied the information which gave rise to any actual material misrepresentation, misstatement of facts or omission to state facts.

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     (h)   In the event a vote of the Limited Partners shall be taken pursuant to this Agreement for any reason, a Limited Partner shall, solely for the purpose of determining the Interest held by him in weighing his vote, be deemed the holder of any Interest assigned in part by him in respect of which the assignee has not become a substituted Limited Partner.

If the assignor of such Limited Partnership Interest has transferred his entire Interest, however, and the assignee of such Interest has not become a substituted Limited Partner pursuant to this Section 14, then neither the assignor of such Interest nor the assignee shall have any voting rights in the Partnership until such time as the assignee becomes a substituted Limited Partner.

     (i) In determining the ownership of any Interest for purposes of any distribution pursuant to Sections 11 or 13 hereof or allocation of profits or losses pursuant to Section 9 hereof, any such distribution shall be to the Person recognized as the holder of the Interest (or portion thereof) pursuant to Section 14(c) hereof as of the last day of the fiscal quarter with respect to which such distribution is made and any such allocation of profits or losses shall be made to the Person recognized as the holder of the Interest (or portion thereof) pursuant to Section 14(c) hereof as of the last day of the quarterly period in which the Partnership recognized such profits or losses for tax purposes.

     15.   INCAPACITY OF LIMITED PARTNER

     The death or legal incapacity of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership, to receive distributions of Partnership assets and to assign any Interest pursuant to
Section 14 hereof shall, on the happening of such an event, devolve on his personal representative, or in the event of the death of one whose Interest is held in joint tenancy, pass to the surviving joint tenants, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in no event shall such personal representative become a substituted Limited Partner except pursuant to Section 14 hereof. The estate of the Limited Partner shall be liable for all the obligations of the deceased or incapacitated Limited Partner.

     16.   POWER OF ATTORNEY

     The Limited Partners, jointly and severally, hereby irrevocably constitute and appoint the Corporate General Partner as their true and lawful attorney-in-fact, with full power of substitution, in their name, place and stead to make, execute, sign, acknowledge (including swearing to), record and file, on behalf of them and on behalf of the Partnership, the following:

     (a) A Certificate of Limited Partnership, a Certificate of Doing Business Under an Assumed Name, and any other certificates or instruments which may be required to be filed by the Partnership or any of the Partners under the laws of the State of Illinois and any other jurisdiction whose laws may be applicable;

     (b) A certificate of cancellation of the Partnership and such other instruments as may be deemed necessary or desirable by the Corporate General Partner upon the termination of the Partnership;

     (c) Any and all amendments of the instruments described in Sections 16(a) and 16(b) hereof, provided such amendments are either required by law to be filed, or are consistent with this Agreement (including, without limitation, any amendments admitting or substituting holders of Interests, or any portions thereof, as Limited Partners), or have been authorized by the particular Limited Partner or Partners; and

     (d) Any and all such other instruments as may be deemed necessary or desirable by the Corporate General Partner to carry out fully the provisions of this Agreement in accordance with its terms.

The foregoing grant of authority:

     (a)   Shall survive the delivery of an assignment by a Limited
Partner of the whole or any portion of his Interest and any assignee of a Limited Partner does hereby constitute and appoint the Corporate General Partner his attorney in the same manner and force and for the same purposes as does the assignor;

     (b) Is a Special Power of Attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of the Limited Partner granting the power; and

     (c) May be exercised by the Corporate General Partner on behalf of each Limited Partner by a facsimile signature or by listing all of the Limited Partners executing any instrument with a single signature as attorney-in-fact for all of them.

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and such appointment is not dismissed within 120 days, or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of its creditors. Either party may also terminate the Management Agreement upon notice if the Project or any substantial part thereof has been condemned or sold in lieu of condemnation.

     The Partnership will have the exclusive right to determine, on behalf of the Joint Venture, whether to assert a claim that the Project Manager is in default under the Management Agreement and what remedies (including possible termination of the Management Agreement) to pursue on behalf of the Joint Venture for any such default.

     G.    METHODS OF DEPRECIATION

     The depreciable portion of the Joint Venture's real property will be depreciated according to the straight-line method, over useful life schedules established in accordance with analyses of the components of the depreciable portion of such real property. Similarly, the Partnership will claim depreciation deductions with respect to its account ("Section 743 Account") over a component useful life schedule. The Partnership's Section 743 Account results from the difference between the Partnership's basis in its interest in the Joint Venture and the Partnership's share of the Joint Venture's basis in the Project on the date on which the Partnership acquired its interest in the Joint Venture. The Joint Venture's personal property will be depreciated under the Accelerated Cost Recovery System for personal property placed in service after 1980 and, in general, according to the facts and circumstances for personal property placed in service before 1980. (See "Income Tax Considerations-Depreciation".)

     H.    INVESTMENT OBJECTIVES

     The objectives of the Partnership are to obtain: (i) capital appreciation of the Project, which may be realized from (a) a refinancing of the First and Second Mortgage Loans, expected to occur in 1993, (b) a subsequent refinancing of the Project's mortgage indebtedness or sale of the Project and/or (c) a sale of the Partnership's interest in the Joint Venture; (ii) tax losses during the early years of operation, which tax losses may generally be used by the Limited Partners, under present Federal income tax law, to offset taxable income from other sources; and (iii) cash distributions from operations of the Project for the Limited Partners, projected to commence by 1994. (See Exhibits 2A through 2D, together with the Notes and Assumptions Exhibit 10, attached hereto: see, however, "Risk Factors-Summary of Federal Income Tax Risks" and "Income Tax Considerations".)

     Subject to the rights of the Co-venturers to cause a sale or other disposition of the Project and certain other rights, described above under "Sale or Refinancing of the Project or Interests in the Joint Venture", the Partnership intends to hold its interest in the Joint Venture and to cause the Joint Venture to hold the Project until such time as a sale or other disposition of all or a portion thereof appears to be advantageous with a view to achieving the Partnership's investment objectives. In deciding whether to sell the Partnership's interest in the Joint Venture or to refinance or sell the Project (subject to the limitations described above), the General Partners will consider factors such as potential capital appreciation, amounts of the proceeds from such sale or refinancing and Federal income tax considerations, including possible adverse Federal income tax consequences to the Limited Partners. In general, the Partnership expects to dispose of its interest in the Joint Venture, or expects that the Project would be sold, prior to the time as of which (as a result of declining depreciation deductions, increasing mortgage principal payments or other factors) the Partnership's share of current taxable income from the Project exceeds Distributable Cash (as defined in the Partnership Agreement). However, the Partnership will not be obligated, and may be unable, to sell its interest in the Joint Venture or to cause the Project to be sold or refinanced at any particular time.

               V.  COMPENSATION, FEES AND OTHER PAYMENTS

     JMB Park Avenue, Inc. and Park-Associates will serve as the General Partners of the Partnership. The General Partner and affiliates thereof will receive the following compensation, fees and other payments in connection with the Partnership:

A.   ACQUISITION FEE PAYABLE TO ASSOCIATES

     Associates will receive an acquisition fee of $3,476,000 payable on January 15, 1985, in consideration of its services in connection with the evaluation, negotiation and acquisition of the Partnership's interest in the Joint Venture. Associates may pay portions of such fee to its affiliates in consideration of services performed by such affiliates in connection with the evaluation, negotiation and acquisition of the Partnership's interest in the Joint Venture.


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B.   LOAN GUARANTEE FEES

     JMB and Messrs. Malkin and Bluhm, managing general partners of Associates, will receive aggregate loan guaranty fees of $4,500,000, of which $500,000 is payable on the first Periodic Admission Date and $4,000,000 is payable on January 15, 1985, in consideration of their respective guarantees with respect to the two Term Loans, the Bridge Loan, the American National Revolving Loan and the Holdings Note.

C.   LOAN ARRANGEMENT FEES

     JMB will receive a loan arrangement fee for negotiating and arranging the two Term Loans and the Bridge Loan. Such fee is equal to approximately 2.4% of the principal amount of the loans, or $1,500,000, of which $500,000 is payable on the first Periodic Admission Date and $1,000,000 is payable on January 15, 1985. JMB will also receive Revolving Loan arrangement fees of approximately 2.4% of the amount of the lines of credit, or $900,000, payable on the first Periodic Admission Date in consideration of its negotiating and arranging the Revolving Loans.

D.   CAPITAL CONTRIBUTION GUARANTEE FEE

     JMB will receive a capital contribution guarantee fee of $4,000,000, of which $1,000,000 is payable on the first Periodic Admission Date and $3,000,000 is payable on January 15, 1985, in consideration for its acting as surety for the Limited Partners' Capital Contributions to the Partnership evidenced by their Promissory Notes and guaranteeing the payment of such amounts to the Partnership and to Continental to secure the Continental Revolving Loan.

E.   SELLING COMMISSION

     JMB Securities Corporation, an affiliate of the General Partners and a wholly-owned subsidiary of JMB, will be one of the Selling Agents and will be paid a selling commission of 8% of the gross proceeds of the Interests sold by it.

F.   GENERAL PARTNERS' SHARE OF DISTRIBUTABLE CASH FROM OPERATIONS

     The General Partners generally will be entitled to receive 6% of all distributions of Distributable Cash from operations, payable when and as such distributions are made to the Limited Partners. (See "Cash
Distributions-Cash Distributions Under the Partnership Agreement").

G.   GENERAL PARTNERS' SHARE OF SALE AND FINANCING PROCEEDS

     The General Partners will be entitled to receive an amount equal to their capital contributions to the Partnership, plus 30% of the net cash proceeds received by the Partnership from the sale, refinancing or other disposition of all or substantially all of the Project or the Partnership's property, including its interest in the Joint Venture, remaining after the distribution to the Limited Partners of net cash proceeds equal to their Capital Contributions in the Partnership (reduced by any previous distributions of such proceeds to the Limited Partners). Such distribution of net cash proceeds to the General Partners will include a share of any increase in the Joint Venture's equity in the Project resulting from a reduction in the mortgage indebtedness on the Project through mortgage payments to the mortgagee. (See "Cash Distributions-Cash Distributions Under the Partnership Agreement").

H.   POSSIBLE INSURANCE COMMISSIONS TO AN AFFILIATE

     JMB Insurance Agency, Inc., an affiliate of the General Partners and a wholly-owned subsidiary of JMB, may provide services in connection with the purchase of insurance on the Project. JMB Insurance Agency, Inc. will not provide such services unless it can obtain such insurance at a cost which is no greater than the cost of obtaining insurance through an unaffiliated insurance agency. In the event such insurance brokerage services are provided, JMB Insurance Agency, Inc. will receive commissions at the rates which are set by the insurance companies for the classes of coverage involved.

I.   POSSIBLE REAL ESTATE COMMISSIONS TO AFFILIATES

     Affiliates of the General Partners may receive commissions upon the sale of the Project or the Partnership's property, provided that the aggregate commissions payable to all persons in connection with such sale, including such affiliates, may not in the aggregate exceed the standard real estate or other brokerage commissions payable in the relevant geographical area in which the Project is located. Such commissions, if payable to such affiliates, would be subject to the prior receipt by the Limited Partners of their Capital Contributions out of net cash proceeds from sale, refinancing or other disposition of the Project or the Partnership's property (reduced by any previous distributions of such proceeds to the Limited Partners).

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J.   POSSIBLE PROPERTY MANAGEMENT SERVICE BY AN AFFILIATE

     The Partnership Agreement permits affiliates of the General Partners to provide property management services to the Partnership or the Joint Venture in connection with the Project. An affiliate of the Co-Venturers currently manages the Project. The Joint Venture Agreement permits the Partnership to select an affiliate of JMB as manager if the current Management Agreement is terminated. If an affiliate of JMB did manage the Project, its fees could be no greater than those customarily charged for similar services in the relevant geographical area.

K.   GENERAL PARTNERS' SHARE OF PROFITS AND LOSSES

     After the first Periodic Admission Date, the General Partners generally will be allocated 6% of any Partnership profits or losses from operations as determined for Federal income tax purposes. Prior to the first Periodic Admission Date, such profits or losses will be allocated 99.99% to the General Partners and 0.01% to the Initial Limited Partner, JMB. In addition, the General Partners will be allocated a share of the net profits from the sale or other disposition of all or substantially all of the Partnership's property, including its interest in the Joint Venture, equal to the greater of (i) 1% of such profits or (ii) an amount equal to the actual cash distributions made to the General Partners, plus an additional amount to reduce deficits (if any) in the General Partners' capital accounts. The General Partners will be allocated 1% of any such losses allocable to the Partnership from the sale or other disposition of the Partnership's property. The allocation of a share of income tax losses from the Partnership will benefit the General Partners to the extent such losses can be used to offset income from other sources. Except under certain limited circumstances upon termination of the Partnership (see "Dissolution and Liquidation" under "Summaries of Joint Venture Agreement and Partnership Agreement-The Partnership Agreement") and except for any voluntary additional capital contributions by the General Partners, the General Partners' capital contribution to the Partnership will be limited to an aggregate of $1,000.

L.   PARTNERSHIP EXPENSES

     The General Partners and affiliates will receive a reimbursement from the Partnership for all organizational expenses of the Partnership and all expenses of the offering, sale and distribution of Interests and the cost of goods, materials and services used for or by the Partnership and obtained from entities which are not affiliated with the General Partners. Except for organizational expenses and offering, selling and distribution expenses incurred in the formation of the Partnership and the sale of the Interests, and except as indicated below, the General Partners and affiliates will not be reimbursed by the Partnership for any indirect expenses incurred in performing services for the Partnership such as officers' salaries, rent, utilities and other overhead items. The Partnership, however, will reimburse the General Partners and affiliates for salaries (and related salary expenses) for services which could be performed directly for the Partnership by independent parties, such as legal, accounting, transfer agent, data processing, duplicating, administrative and other similar services. The amounts charged to the Partnership will not exceed the lesser of (a) the actual cost of such services, or (b) the amount which the Partnership would be required to pay to independent parties for comparable services. Such reimbursement of expenses will be made regardless of whether any distributions are made to the Limited Partners and will be in addition to the other payments or benefits for the General Partners and their affiliates.

M.   INTEREST ON DEFERRED FEES

     JMB and affiliates will receive interest in an amount equal to $1,624,000 (of which $1,489,000 is payable on the first Periodic Admission Date and $135,000 is payable on January 15, 1985), on the amount of all fees (exclusive of selling commissions) payable to them under the Partnership Agreement and described herein, but which are not actually scheduled for payment until dates after such fees have been incurred. Interest on the deferred fees has been calculated at the annual rate of 14% for the estimated period such fees will be deferred.

N.   POSSIBLE PURCHASE OF INTERESTS BY GENERAL PARTNERS AND AFFILIATES

     Provided that the first Periodic Admission Date has occurred, the General Partners and their affiliates have undertaken to purchase all Interests remaining unsold at the termination of the offering. Interests sold to such persons will be sold at a discount and therefore will be less costly than Interests sold to other Limited Partners. As described under "Plan of Distribution", any discount in the purchase price of such Interests will be reflected in pro-rated reductions of the selling commission and Due Diligence Fee otherwise payable with respect to such Interests. However, each such Interest purchased by the General Partners or their affiliates generally will be entitled to a full share of any cash distributions from the Partnership to the Limited Partners.

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     7.    FEDERAL INCOME TAX PAYABLE MAY EXCEED CASH PROCEEDS OR
DISTRIBUTIONS. Investors should be aware of their likely exposure to substantial Federal income tax liability upon disposition of an interest in the Partnership (whether voluntary, as in a sale, or involuntary, as in a bankruptcy or other insolvency or on foreclosure). A Limited Partner's tax liability upon the sale or other disposition by the Partnership of its interest in the Joint Venture, or the sale or other disposition by the Joint Venture of its interest in the Project, may exceed the Limited Partner's share of the cash proceeds, if any, from such disposition. In addition, if and when the Joint Venture's operations generate taxable income, such taxable income allocable to the Limited Partners and tax liability resulting therefrom may exceed cash distributions to the Limited Partners from operations. (See "Income Tax Considerations - Sale or Foreclosure of Partnership or Joint Venture Property", "Income Tax Considerations - Refinancing of Partnership or Joint Venture Liabilities" and "Income Tax Considerations - Sale or Other Disposition of Partnership Interest".)

     8.    POSSIBLE LEGISLATIVE OR OTHER ACTIONS ELIMINATING TAX BENEFITS.

The present Federal income tax treatment of an investment in a real estate limited partnership may be modified by legislative, judicial or administrative action at any time, and any such action may affect investments and commitments previously made. Changes in Federal income tax laws have been proposed in the past which, if enacted, would affect adversely investments in real estate limited partnerships. In addition, legislative proposals currently pending before Congress, including those discussed above, may affect the tax aspects of investment in the Partnership. Revisions in Federal tax laws and interpretations thereof could reduce or eliminate tax benefits associated with an investment in the Partnership and its investment in the Project through the Joint Venture. (See "Income Tax Considerations - Possible Legislative Tax Changes".)

     IN VIEW OF THE COMPLEXITY OF THE TAX ASPECTS OF THE OFFERING, PARTICULARLY IN LIGHT OF POSSIBLE CHANGES IN THE LAW AND THE FACT THAT CERTAIN OF THE TAX ASPECTS OF THE OFFERING WILL NOT BE THE SAME FOR ALL INVESTORS, PROSPECTIVE INVESTORS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS PRIOR TO INVESTMENT IN THE PARTNERSHIP.


                           VII.  MANAGEMENT

A.   EQUITY AND AFFILIATES

     Equity and its affiliates collectively are among the largest owners and managers of office building rental space in New York City. Equity and its affiliates own, or have a controlling interest in, and manage 10 existing office buildings in New York City having an aggregate of approximately 14,650,000 rentable square feet. Office buildings which they currently own (or have a controlling interest in) and manage include 237 Park Avenue, which has approximately 1,141,000 rentable square feet and 320 Park Avenue, which has approximately 673,000 rentable square feet.

     To the extent not granted to the Project Manager under the Management Agreement, and subject to exceptions noted immediately below. Equity has the authority to manage the operations of, and to make decisions regarding, the Joint Venture and the Project. The major exceptions to such authority are as follows.

     The Partnership has the exclusive right to make all decisions and determinations and to act on behalf of the Joint Venture where such action is against the Co-Venturers or their affiliates or with respect to any contract, notice or item as to which the Co-Venturers or their affiliates have an interest other than as a member of the Joint Venture, including whether the Project Manager is in default under the Management Agreement and whether Equity is in default under its guarantee, and in each case, the remedies (including termination of the Management Agreement in the case of a default thereunder) to pursue. In addition, the Partnership's consent is required for the following matters (in each case, with Equity's consent, neither of which consents may be unreasonably withheld):

     (a)   to approve all budgets;

     (b)   to approve all amendments to the Management Agreement;

     (c) to approve all tenant leases covering at least 10,000 but less than 150,000 rentable square feet which do not meet the parameters for the space in question set forth in the current leasing plan approved by the Partnership and Equity;

     (d) to approve all tenant leases covering 150,000 rentable square feet or more;

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     (e)   to approve all service contracts having a term of more than one year that are not terminable by the Joint Venture without penalty on not more than 90 days' notice;

     (f) to approve non-emergency expenditures not covered by the approved budget for the Project or in excess of the amount specified in such budget, unless the amount not covered or unspecified is not greater than $100,000 as to any single item or $1,000,000 as to all such items in any calendar year, such amounts being subject to inflation adjustments;

     (g) to approve the surrender or termination of a tenant lease for reasons other than default or bankruptcy of the tenant, and the consideration, if any, to be paid or received in connection with such surrender or termination;

     (h) to select a successor manager (which may be an affiliate of JMB) in the event of the termination of the Management Agreement under the circumstances and subject to the conditions described below; and

     (i) to approve all contracts where the obligation or liability of the Joint Venture exceeds $250,000, such number being subject to inflation adjustments, except for work required under tenant leases or contracts relating to the sale, financing or refinancing of the Project or any portion thereof or as otherwise expressly provided in the Joint Venture Agreement.

     Under the Joint Venture Agreement the Partnership will have the right to manage the Joint Venture and to appoint the manager of the Project in the event that neither Equity nor any of its affiliates remains as a Venturer with at least a 25% interest in the Joint Venture. In addition, the Partnership will have the right to appoint the manager of the Project in the event that the Management Agreement with 0 & Y Management Corp. is terminated in accordance with its terms. In either such event the Partnership may appoint an affiliate of JMB without Equity's approval, or any other person approved by Equity, to act as the manager pursuant to a management agreement approved by Equity, provided that any such appointed person is a licensed real estate broker in the State of New York. However, if the Management Agreement is terminated as a result of a default by the Project Manager thereunder or the bankruptcy or insolvency of the Project Manager, the Partnership will have the right, without Equity's consent, to appoint any person licensed as a real estate broker in the State of New York to act as the manager pursuant to a management agreement which need not be approved by Equity.

B.   JMB PARK AVENUE, INC. ("CORPORATE GENERAL PARTNER")

     JMB Park Avenue, Inc. generally will have responsibility for all aspects of the Partnership's operations. Purchasers of Interests will become Limited Partners in the Partnership but will have no right to participate in the management of the Partnership. A majority in interest of the Limited Partners may have the right, subject to certain conditions, to remove any General Partner or take certain other actions. (See "Removal of the General Partners; Amendment of the Partnership Agreement and Election of New General Partner" under "Summaries of Joint Venture Agreement and Partnership Agreement -- The Partnership Agreement".) It is not expected that there will be annual or other meetings of the Limited Partners.

     The directors and executive officers of JMB Park Avenue, Inc. are as follows:

           Name                       Officer
           ----                       -------

           Judd D. Malkin . . . . .   Chairman of the Board of Directors
           Neil G. Bluhm. . . . . .   President and Director
           Burton E. Glazov . . . .   Executive Vice President
                                      and Director
           Stuart C. Nathan . . . .   Vice President and Treasurer
           John G. Schreiber. . . .   Vice President
           Jerome J. Claeys, III. .   Vice President
           Bruce W. Duncan. . . . .   Vice President

     Such officers are also officers and/or directors of various affiliated companies of JMB (hereinafter collectively referred to as "JMB affiliates"), including JMB Realty Advisors, Inc. (the investment advisor of JMB Realty Trust). Equities Really Corporation (the corporate general partner of Equities International), E.I. Holdings, Inc. (the parent company of Equities Realty Corporation), Carlyle Realty Partners, Ltd. (the corporate general partner of Carlyle-71), Carlyle Property Investors, Inc. (the corporate general partner of Carlyle-72), Carlyle JMB, Inc. (the corporate general partner of Carlyle-73), Carlyle-74 Managers, Inc. (the corporate general partner of Carlyle-74), Carlyle-75 Managers, Inc. (the corporate general partner of Carlyle-75), Carlyle VI Managers, Inc. (the corporate general partner of Carlyle-VI), Carlyle-VII Managers, Inc. (the corporate general partner of Carlyle-VII), Carlyle-VIII Managers, Inc. (the corporate general partner of Carlyle-VIII), Carlyle-IX Managers, Inc. (the corporate genera] partner of Carlyle-IX), Carlyle-X

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Managers, Inc. (the corporate general partner of Carlyle-X), Carlyle-XI
Managers, Inc. (the corporate general partner of Carlyle-XI), Carlyle-XII Managers, Inc. (the corporate general partner of Carlyle-XII), Carlyle-XIII Managers, Inc. (the corporate general partner of Carlyle-XIII), JMB Properties Inc. (the managing general partner of JMB Income Properties-1973 and JMB Income Properties-II), JMB Properties-III, Inc. (the managing general partner of JMB Income Properties-III), JMB Properties-IV, Inc. (the managing general partner of JMB Income Properties-IV), JMB Properties-V, Inc. (the managing general partner of JMB Income Properties-V), JMB Properties-VI, Inc. (the managing general partner of JMB Income Properties-VI), JMB Properties-VII, Inc. (the managing general partner of JMB Income Properties-VII), JMB Properties VIII. Inc. (the managing general partner of JMB Income Properties-VIII). JMB Properties-IX, Inc. (the managing general partner of JMB Income Properties-IX), JMB Properties-X, Inc. (the managing general partner of JMB Income Properties-X), Essex Partners, Inc. (the corporate general partner of Essex Real Estate Partners, Ltd.), JMB Mortgage Managers, Inc. (the corporate general partner of JMB Mortgage Partners, Ltd.), JMB Mortgage Managers-II, Inc. (the corporate general partner of JMB Mortgage Partners, Ltd.-II) and JMB Securities Corporation. Such officers are also partners of certain partnerships which are general partners in publicly offered real estate limited partnerships sponsored by JMB (herein collectively referred to as the "Associate Partnerships") including Realty Associates (the associate general partner of Carlyle-74), Really Associates-75 (the associate general partner of Carlyle-75), Realty Associates-VI (the associate general partner of Carlyle-VI), Realty Associates-VII (the associate general partner of Carlyle-VII), Realty Associates-VIII (the associate general partner of Carlyle-VIII), Realty Associates-IX (the associate general partner of Carlyle-IX), Realty Associate-X (the associate general partner of Carlyle-X), Realty Associates-XI (the associate general partner of Carlyle-XI), Realty Associates-XII (the associate general partner of Carlyle-XII), Realty Associates-XIII (the associate general partner of Carlyle-XIII), Income Associates-VI (the associate general partner of Income Properties-VI), Income Associates-VII (the associate general partner of Income Properties-VII), Income Associates-VIII PM (the associate general partner of JMB Income Properties-VIII), Income Associates-IX (the associate general partner of JMB Income Properties-IX), Income Associates-X (the general partner of JMB Income Partners-X, the associate general partner of JMB Income Properties-X), Equity Associate (the associate general partner of Essex Real Estate Partners, Ltd.), Mortgage Associates (the associate general partner of JMB Mortgage Partners, Ltd.) and Mortgage Associates-II (the associate general partner of JMB Mortgage Partners, Ltd.-II).

     Judd D. Malkin is Chairman of the Board of JMB. He is also a Trustee of JMB Realty Trust and an individual general partner of Carlyle-73, JMB Income Properties-1973, JMB Income Properties-II, JMB Income Properties-III, JMB Income Properties-IV and JMB Income Properties-V. Mr. Malkin has been associated with JMB since October, 1969. He is a Certified Public Accountant.

     Neil G. Bluhm is President and a director of JMB. He is also a Trustee of JMB Realty Trust, an individual general partner of Carlyle-71, Carlyle-72, Carlyle-73, JMB Income Properties-1973, JMB Income Properties-II, JMB Income Properties-III, JMB Income Properties-IV and JMB Income Properties-V. Prior to joining JMB in August, 1970, Mr. Bluhm was a partner of in the law firm of Mayer, Brown & Platt, Chicago, Illinois, with which firm he had been associated since June, 1962. Mr. Bluhm is a member of the Bar of the State of Illinois and a Certified Public Accountant.

     Burton E. Glazov is Executive Vice President and a director of JMB. He is also an individual general partner of Equities International. Prior to joining JMB in June, 1971, Mr. Glazov was a partner in the law firm of Mayer, Brown & Platt, Chicago, Illinois, with which firm he had been associated since June, 1963. Mr. Glazov is a member of the Bar of the State of Illinois and a Certified Public Accountant.

     Stuart C. Nathan is Executive Vice President and a director of JMB. Prior to joining JMB in July, 1972, Mr. Nathan was a partner in the law firm of Arvey, Hodes, Costello & Burman, Chicago, Illinois, with which firm he had been associated since June, 1965. Mr. Nathan is a member of the Bar of the State of Illinois.

     John G. Schreiber is Executive Vice President and a director of JMB. Mr. Schreiber has been associated with JMB since December, 1970. He received a Masters degree in Business Administration from the Harvard University Graduate School of Business in 1970.

     Jerome J. Claeys III is Executive Vice President and a director of JMB. Prior to joining JMB in September, 1977, Mr. Claeys was a First Vice President of White, Weld and Company, Incorporated and a member of the Corporate Finance Department concentrating in real estate finance. Mr. Claeys received a Masters degree in Business Administration from the University of Notre Dame in 1969.

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     Bruce W. Duncan is Executive Vice President of JMB.  Prior to joining
JMB in May, 1978, Mr. Duncan was a Loan Officer in the Real Estate Department of The First National Bank of Chicago. Mr. Duncan received a Masters degree in Business Administration from the University of Chicago in 1975. He is a Certified Public Accountant.

     All of the outstanding stock of the Corporate General Partnership is owned by certain stockholders of JMB. All directors of the Corporate General Partner have been elected to serve until the next annual meeting of its shareholders to be held in August, 1984. Limited Partners will not participate in the election of directors of the Corporate General Partner. Vacancies on the Board of Directors of the Corporate General Partner occurring between annual meetings may be filled by the remaining director. Directors of the Corporate General Partner may be paid fees by the Corporate General Partner, but no such fees will be charged to the Partnership.

     See "Prior Performance of the General Partners and Affiliates" for information regarding certain prior JMB-affiliated partnerships.

C.   PARK ASSOCIATES ("ASSOCIATES")

     The Associate General Partner of the Partnership is Park Associates, an Illinois limited partnership of certain officers, directors and affiliates of JMB are general and limited partners and an affiliate of Merrill Lynch is a limited partner. Associates has no other activities and has no assets or liabilities apart from its interest in the Partnership.
It is possible that Associates will act as associate general partner in various other limited partnerships. Pursuant to the Partnership Agreement, the managing general partners of Associates must approve any sale of the Project or the Partnership's interest in the Joint Venture. All other authority to administer, manage and control the business of the Partnership is vested in the Corporate General Partner. Certain of the partners of Associates are general partners of various other partnerships and, as such, are contingently liable for the financial obligations of such other partnerships. Messrs. Malkin and Bluhm (the individual managing general partners of Associates) each have a personal net worth in excess of $1,000,000.

D.   JMB REALTY CORPORATION ("JMB")

     As indicated above, all of the foregoing directors and officers of the Corporate General Partner are officers of JMB. The outstanding common stock of JMB is owned by certain of its officers and directors and members of their families. Continental Illinois Venture Corporation, a wholly-owned subsidiary of Continental Illinois Corporation (the parent company of Continental Illinois National Bank and Trust Company of Chicago), owns a preferred stock interest in JMB.

     JMB has been engaged in real estate investment, brokerage, management and sales since December, 1968. As of December 31, 1983, JMB managed or advised, directly or indirectly or through affiliates, real estate investment partnerships owning or having commitments to purchase real estate purchased or expected to be purchased for an aggregate purchase price, plus other initial cash payments, in excess of $4.4 billion. JMB Realty Advisors, Inc., a wholly-owned subsidiary of JMB, is the investment advisor of JMB Realty Trust (the "Trust"), a real estate investment trust (of which two of the principals of JMB are also Trustees) which made an initial public offering in August, 1972 and had assets as of February 29, 1984 of approximately $42,000,000. In addition, officers of JMB are the trustees, and an affiliate of JMB is the advisor, of three qualified tax-exempt trusts formed for investment in commercial real estate by corporate and governmental pension and profit-sharing plans and affiliates of JMB are general partners and the investment advisor of a partnership and a corporate real estate investment trust, respectively, formed for investment in commercial real estate by college (and other) endowments and private foundations. As of December 31, 1983, these group trusts and endowment funds had purchased or had commitments to purchase real estate for an aggregate purchase price (including mortgage indebtedness) of approximately $802,000,000. JMB and several of its affiliates have agreed or may agree to provide services to the Partnership in consideration of certain fees. (See "Compensation, Fees and Other Payment" and "Management-Conflicts of Interest".)

     JMB and its principal officers may be deemed to be "promoters" of the Partnership within the meaning of Rule 405 under the Securities Act of 1933.

E.   FIDUCIARY RESPONSIBILITIES OF THE GENERAL PARTNERS

     The General Partners are accountable to the Partnership as fiduciaries and consequently must exercise good faith and integrity in handling Partnership affairs. Limited Partners who have questions concerning the duties of the General Partners should consult with their counsel.

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


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     The Partnership Agreement provides that neither the General Partners nor any partner, officer, director, employee or affiliate of a General Partner or of its affiliates will be liable to the Partnership or to the Limited Partners for any act or failure to act on behalf of the Partnership in good faith within the scope of their authority conferred on them by the Partnership Agreement or by law or for any act or omission that was consented to or approved of by the Limited Partners unless such action or failure to act was performed or omitted fraudulently or constituted negligence (gross or otherwise), and the Partnership shall indemnify each person against liabilities suffered by him by reason of any acts or omissions or alleged acts or omissions taken in good faith and arising out of his activities as a General Partner or as a partner, officer, director, employee, affiliate of a General Partner or of its affiliates, on behalf of the Partnership or in the furtherance of the interests of the Partnership, except for fraud, or negligence (gross or otherwise). Thus, the Limited Partners may have a more limited right of action than would otherwise be the case absent such provision. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO THE GENERAL PARTNERS, THE PARTNERSHIP HAS BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

F.   CONFLICTS OF INTEREST

     Equity and its affiliates may be subject to various conflicts of interest arising out of their relationships with the Joint Venture and the Project, as well as the fact that Equity and its affiliates are engaged in a number of real estate activities. (See "Risk Factors-Reliance on Equity and Affiliates".)

     The General Partners and their affiliates may be subject to various conflicts of interest arising out of their relationships with the Partnership and the Joint Venture, including the following:

     1. COMPETITION IN THE SALE OR OPERATION OF PROPERTIES. JMB and its affiliates manage or advise various other real estate investment partnerships. A public limited partnership sponsored by JMB has an interest in a joint venture which owns and manages an office building located at 767 Third Avenue in New York City. A private group trust sponsored by JMB owns an office building located at 437 Madison Avenue in New York City. Partnerships and other entities sponsored by JMB or other affiliates of the General Partners may acquire other real properly in the future which may be in close proximity to the Project and, therefore, compete with the Project. JMB or its affiliates or both may also acquire, develop and/or manage other real estate projects in New York City, including additional real property in close proximity to the Project. JMB, its affiliates and partnerships and other entities sponsored by them and their properties may be in competition with the Partnership in connection with the sale or operation of properties. The Limited Partners will have no ownership interest in any of such other real property.

     2. PERFORMANCE OF SERVICES BY AFFILIATES. Certain affiliates of the General Partners have agreed or may agree to perform services for the
Partnership in consideration of receipt of a fee.   These arrangements have
not been and will not be determined by arm's-length negotiations with the Partnership. As described in "Compensation, Fees and Other Payments," JMB and certain of its affiliates will receive fees and other payments in consideration of their services in negotiating, arranging and guaranteeing loans made to the Partnership, guaranteeing the Capital Contributions of the Limited Partners, negotiating the Partnership's acquisition of its interest in the Joint Venture, participating as a Selling Agent in the offering of the Interests and providing other services to the Partnership. In the event of the termination of the agreement with 0 & Y Management Corp. for the management of the Project, the Joint Venture may enter into a management agreement with JMB Property Management Corporation, an affiliate of the General Partners and a wholly-owned subsidiary of JMB or another affiliate of JMB, to provide property management and/or leasing services to the Partnership for the Project. (See "Compensation, Fees and Other Payments-Possible Property Management Services by an Affiliate".) JMB Insurance Agency, Inc., an affiliate of the General Partners and a wholly-owned subsidiary of JMB, may provide insurance brokerage services in connection with the purchase of insurance on the Project. (See "Compensation, Fees and Other Payments-Possible Insurance Commissions to an Affiliate".) It is possible that the General Partners, JMB or an affiliate of JMB will receive a commission on the sale or other disposition of the Project or the Partnership's interest in the Joint Venture. (See "Compensation, Fees and Other Payments-Possible Real Estate Commissions to Affiliates".) The Partnership Agreement permits the General Partners and affiliates to be reimbursed for certain services provided by it which could be performed directly for the Partnership by independent parties.

     3. PARTICIPATION BY AN AFFILIATE AS A SELLING AGENT IN THE OFFERING. JMB Securities Corporation, a broker-dealer which is a wholly-owned subsidiary of JMB, is one of the Selling Agents in connection with

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this offering.  Because of its affiliation with JMB, JMB Securities
Corporation is subject to a conflict of interest in performing any "due diligence" obligations which arise out of its participation in the offering.

     4. RELATIONSHIP OF MERRILL LYNCH TO AN AFFILIATE. An affiliate of Merrill Lynch, which is one of the Selling Agents for the offering, is a limited partner in the Associate General Partner. As a result, Merrill Lynch as Selling Agent may be subject to a conflict of interest in performing any "due diligence" obligations that may arise out of its participation in the offering because of its affiliation with the General Partners.

     5. RELATIONSHIP WITH CONTINENTAL. The Partnership, like other partnerships affiliated with the General Partners and like JMB, has done business with and may in the future do business with Continental, the parent company of which owns, through a subsidiary, a minority preferred stock interest in JMB. (See "Management-JMB Realty Corporation ("JMB")".) Such relationships between the Partnership and Continental have been and will be conducted by the Corporate General Partner on the basis of arm's-length negotiations with Continental and on terms which are not less favorable to the Partnership than those available from competitors of Continental.

     6. LEGAL REPRESENTATION. As noted under "Legal Matters", counsel for the Partnership in connection with the offering is also counsel to JMB and various affiliates, including the General Partners of the Partnership. In the event any controversy arises following the termination of the offering in which the interests of the Partnership appear to be in conflict with those of JMB or its affiliates, other counsel would be retained for one or both of the parties.

     7. DETERMINATIONS BY THE GENERAL PARTNERS UNDER THE JOINT VENTURE AND PARTNERSHIP AGREEMENTS. Because the timing and amount of Distributable Cash and Sale or Financing Proceeds and profits or losses of the Partnership received by, or allocated to, the General Partners may be affected by various determinations by the General Partners under the Joint Venture and Partnership Agreements (such as those relating to timing of sale or refinancing of the Project or the Partnership's interest in the Joint Venture, the establishment and maintenance of reserves, the timing of expenditures and other matters), the General Partners may have a conflict of interest with respect to such determinations.

     8. JMB AS GUARANTOR OF PARTNERSHIP LOANS. JMB and Messrs. Malkin and Bluhm will act as guarantor of certain of the Partnership's indebtedness. In the event of a Partnership default under any such indebtedness requiring a payment by JMB under its guaranty, JMB and Messrs. Malkin and Bluhm could become subrogated to the rights of Continental or Holdings, as the case may be, under its security interest in the Partnership's interest in the Joint Venture as collateral for such indebtedness. Under such circumstances JMB would be in a conflict of interest in attempting to foreclose or otherwise realize upon such collateral.

     9.    RIGHT OF GENERAL PARTNERS AND AFFILIATES TO PURCHASE INTERESTS.

Officers, directors, employees and affiliates of the General Partners and their affiliates may purchase Interests. The purchase of a significant number of Interests by such persons could dilute the voting rights of other Limited Partners.

G.   PRIOR PERFORMANCE OF THE GENERAL PARTNERS AND AFFILIATES

     The information contained in this section and in Exhibit 12 is included to enable prospective investors to have information which can be used to evaluate the real estate experience of the General Partners and certain of their affiliates. An investment in the Partnership will differ substantially from an investment in prior partnerships for which information is presented in Exhibit 12. Except as set forth in "Management-Equity and Affiliates", Equity and its affiliates, and not General Partners or their affiliates, will manage and operate the Joint Venture and the Project unless and until the Partnership obtains the right to manage the Joint Venture or to appoint the manager of the Project or both. In addition, these prior public partnerships, all of which are part of the Carlyle Real Estate Limited Partnership series, have each purchased a number of different types of properties in different geographical regions of the country and have acquired their real property investments with a lesser degree of leverage (borrowing) than the Partnership used to acquire its interest in the Joint Venture. This diversification and reduced leverage may cause an investment in these prior public partnerships to present less risk than an investment in the Partnership. INVESTORS SHOULD NOT CONSTRUE THE INCLUSION OF THIS INFORMATION AS IMPLYING OR INDICATING IN ANY MANNER THAT THE RESULTS ACHIEVED BY THE PARTNERSHIP WILL IN ANY WAY RESEMBLE OR BE COMPARABLE TO THOSE ACHIEVED BY THESE PRIOR PUBLIC PARTNERSHIPS.

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     Affiliates of the General Partners have since 1968 sponsored 26 public real estate limited partnerships and 60 non-public real estate limited partnerships (of which 22 public and 37 non-public partnerships have been sponsored in the last ten years and of which one public partnership is currently in the offering process). For partnerships which have concluded the offering process, approximately $1.5 billion ($1.4 billion public with the remainder non-public) has been raised from approximately 140,000 investors (138,000 public and 2,000 non-public). These partnerships have acquired interests in 302 real property investments (240 public and 62 non-public) for an aggregate purchase price (cash down payments and other initial cash payments plus the entire principal balance of the mortgage indebtedness to which properties are subject) of approximately $3.3 billion ($3.1 billion public and $200 million non-public). Of the 302 real property investments, 104 have been sold (67 public and 37 non-public). The prior thirteen Carlyle partnerships, noted below, have purchased property requiring an aggregate investment (including cash payments by the partnerships, mortgage indebtedness to which the properties were subject, interest, fees and other costs of investment and acquisition fees paid to JMB) of approximately $2.5 billion, of which approximately $700 million represented the equity of the Carlyle partnerships. The prior ten JMB Income Properties partnerships, which are also public partnerships as noted below, have acquired properties requiring an aggregate investment (as described above) of approximately $1 billion, of which approximately $330 million represented equity investment by the partnerships. In addition, non-public real estate limited partnerships have acquired properties for an aggregate investment (as described above) of approximately $257 million, of which approximately $58 million represented equity investment by such partnerships. All of the real property investments have been acquired in the continental United States. The following charts set forth the geographical distribution, types of properties and nature of properties which have been acquired by real estate limited partnerships sponsored by affiliates of the General Partners:

                                  Public Real
                                Estate Limited
                               Partnerships with
                                  Investment                Other
 Number of Properties             Objectives             Real Estate
    Purchased by               Similar to Those            Limited
  Regional Location           of the Partnership        Partnerships
 --------------------        --------------------       ------------

Northeast . . . . . . . . .            23                      19
Southeast . . . . . . . . .            28                      33
Midwest . . . . . . . . . .            13                      24
Southwest . . . . . . . . .            64                      37
Northwest . . . . . . . . .             6                       4
Far West. . . . . . . . . .            31                      20

 Types of Properties
    Purchased
 (Percentage Based
 on Purchase Prices)
 -------------------

Shopping centers. . . . . .           19%                     60%
Office buildings. . . . . .           56%                     25%
Garden apartment
  complexes . . . . . . . .           25%                     14%
Other . . . . . . . . . . .           --                       1%

     Prior Carlyle public partnerships with investment objectives similar to those of the Partnership have primarily purchased interests in real properties which were newly constructed or under construction. Based upon the respective purchase prices of such properties, 82% of the properties purchased by prior Carlyle partnerships were under construction, 7% were newly constructed and 11% were existing real properties. Other prior public partnerships have primarily purchased interests in existing real properties.

     Various prior partnerships sponsored by affiliates of the General Partners have experienced certain adverse business developments and conditions. These include, among other things, recessionary economic conditions in the mid-1970's and in the early 1980's; the lack of or the high cost of construction and permanent mortgage financing; the escalation, due to inflation and other factors, of the costs of construction and the operation of real property investments; and the weakening, in certain instances, of the financial condition of tenants and sellers of properties. (See "Risk Factors".) These factors and others have, in certain instances, caused sellers to default in their obligations to complete construction on a timely basis or otherwise, to provide permanent financing to be placed on the property and to pay for construction and lease-up costs and make other payments, including payments to the partnerships. Certain prior partnerships have experienced problems with certain tenants, including delinquent payments by and bankruptcies of such tenants, and certain partnerships have been engaged in litigation with sellers, tenants and others. Certain prior partnerships have also experienced

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difficulties on secured collection notes received from the sale of investment properties. Reference is made to Exhibit 12, Table III ("Operating Results of Prior Programs") and Table V ("Sales or Dispositions of Properties") for the overall results of operations and sales of prior public partnerships with investment objectives similar to those of the Partnership.

     Affiliates of the General Partners have sponsored thirteen prior public real estate partnerships which have investment objectives similar to those of the Partnership and the offering of which have been completed. These objectives generally are to obtain capital appreciation, current cash distributions for the limited partners, Federal income tax losses from deductions during the early years of operations (which tax losses may generally be used by the limited partners under existing Federal income tax laws to offset taxable income received from other sources) and build-up of equity through the reduction of mortgage indebtedness on the Partnership's properties. These partnerships are Carlyle Real Estate Limited Partnership-71 ("Carlyle-71"), Carlyle Real Estate Limited Partnership-72 ("Carlyle-72"), Carlyle Real Estate Limited Partnership-73 ("Carlyle-73"), Carlyle Real Estate Limited Partnership-74 ("Carlyle-74"), Carlyle Real Estate Limited Partnership-75 ("Carlyle-75"), Carlyle Real Estate Limited Partnership-VI ("Carlyle-VI"), Carlyle Real Estate Limited Partnership-VII ("Carlyle-VII"), Carlyle Real Estate Limited Partnership-VIII ("Carlyle-VIII"), Carlyle Real Estate Limited Partnership-IX ("Carlyle-IX"), Carlyle Real Estate Limited Partnership-X ("Carlyle-X"), Carlyle Real Estate Limited Partnership-XI ("Carlyle-XI"), Carlyle Real Estate Limited Partnership-XII ("Carlyle-XII") and Carlyle Real Estate Limited Partnership-XIII ("Carlyle-XIII") (collectively referred to as the "Carlyle" partnerships). Affiliates of the General Partners have filed a Registration Statement for Carlyle Real Estate Limited Partnership-XIV with the Securities and Exchange Commission; which partnership has investment objectives similar to those of the prior Carlyle partnerships.

     The Carlyle partnerships have acquired interests in 52 real properties during the last three years, and previous to such period have acquired interests in 113 other real properties, which properties include shopping centers, office buildings and garden apartment complexes. These properties are located throughout the continental United States and were substantially financed with non-recourse mortgage financing provided by financial institutions and commercial banks. A detailed summary of these properties will be provided, at no fee, upon written request to Investor Services, JMB Realty Corporation, 875 N. Michigan Avenue, Suite 3900, Chicago, Illinois 60611.

     Affiliates of the General Partners have also sponsored ten prior JMB Income Properties partnerships, the offerings of which have been completed.

Information as to these partnerships is not included in this Private Offering Memorandum. These real estate limited partnerships have investment objectives different from those of the Partnership in that, in general, they do not expect to provide substantial tax losses for investors over and above current cash distributions. Affiliates of the General Partners have filed a Registration Statement for JMB Income Properties, Ltd.-XI with the Securities and Exchange Commission; this partnership has investment objectives similar to those of the prior JMB Income Properties partnerships.

     The most recent Form 10-K Annual Reports filed with the Securities and Exchange Commission within the last 24 months for the aforementioned prior partnerships are available at no fee, and the exhibits to such Form 10-K Annual Reports are available for a reasonable fee, upon written request to Investor Services, JMB Realty Corporation, 875 North Michigan Avenue, Suite 3900, Chicago, Illinois 60611.

     Reference is made to Exhibit 12 which contains the "Prior Performance Tables" concerning the Carlyle partnerships. Prospective investors should note that persons who purchase Interests in the Partnership will not thereby acquire any ownership interest in any of the partnerships or properties to which the tables relate.

     INVESTORS SHOULD NOT CONSTRUE THE INCLUSION OF THE "PRIOR PERFORMANCE TABLES" IN THIS PRIVATE OFFERING MEMORANDUM AS IMPLYING OR INDICATING IN ANY MANNER THAT THE PARTNERSHIP'S INVESTMENT IN THE JOINT VENTURE WILL BE COMPARABLE TO THE INVESTMENTS REFLECTED IN THE TABLES WITH RESPECT TO CASH FLOW, FEDERAL INCOME TAX DEDUCTIONS AVAILABLE TO INVESTORS (THE AMOUNT OF WHICH HAS BEEN AFFECTED BY, AMONG OTHER THINGS, CHANGES IN THE INTERNAL REVENUE CODE AND REGULATIONS AND INTERPRETATIONS THEREOF), CAPITAL APPRECIATION, REALIZATIONS FROM SALES OR OTHER FACTORS.


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